Exhibit 99.1

Life Storage, Inc. Reports Fourth Quarter and Full Year 2017 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 21, 2018--Life Storage, Inc. (NYSE:LSI) a leading national owner and operator of self storage properties, reported operating results for the quarter and year ended December 31, 2017.

The Company achieved net income attributable to common shareholders in the fourth quarter of 2017 of $21.1 million or $0.45 per fully diluted common share. This compares to net income attributable to common shareholders of $18.2 million in the fourth quarter of 2016, or $0.39 per fully diluted common share.

“Our same store performance exceeded guidance as a result of gains in both same store revenue and occupancy. Topline improvement was supported by stronger traction in organic search and continued attraction of business customers,” commented David Rogers, Chief Executive Officer. “Despite near-term industry headwinds, we look toward 2018 with the confidence that we’ve made our company stronger than ever. We have a brand that resonates with the consumer, an expanded business model that includes third party management and joint ventures, and one of the strongest balance sheets in the industry. These are essential ingredients that provide us with the ability to grow shareholder value over the long term,” concluded Mr. Rogers.

Highlights for the 4th Quarter Included:

  Increased same store revenue by 1.3% and same store net operating income ("NOI")(1) by 0.4% as compared to the fourth quarter of 2016.
  Grew same store average occupancy for the quarter by 70 basis points to a record high 91.6% compared to the same period in 2016 and quarter-end occupancy by 60 basis points to 91.0% at December 31, 2017.
  Achieved adjusted funds from operations (“FFO”)(2) per fully diluted common share of $1.34.
  Paid a quarterly dividend of $1.00 per share of common stock.
  Completed a public debt offering of $450 million of 10-year notes at an annual interest rate of 3.875%.

Highlights for the Full Year Included:

  Increased same store revenue by 1.7% and same store net operating income ("NOI") by 0.6% as compared to 2016.
  Grew management and acquisition fee income by 62% year over year.
  Achieved adjusted funds from operations (“FFO”) per fully diluted common share of $5.31 compared to $5.19 in 2016.
  Acquired 29 high-quality assets with its joint venture partners for a total cost of $549.9 million, and two certificate of occupancy facilities for its own portfolio for a total cost of $22.2 million. The Company also entered into an agreement to lease one property with an option to purchase the asset in 2020 at a price of $14.1 million.
  Added 18 facilities to its 3rd party management platform, with an additional 15 under contract.

Funds from operations for the quarter were $1.09 per fully diluted common share compared to $1.28 for the same period last year. Absent a $10.6 million charge associated with the debt refinancing and a $0.9 million cost related to an officer’s retirement, adjusted FFO per fully diluted common share was $1.34 for the quarter ended December 31, 2017. Adjusted FFO per fully diluted common share for the quarter ended December 31, 2016 was $1.31.

OPERATIONS:

Total revenues increased 3.4% over last year’s fourth quarter while operating costs increased 6.3%, resulting in an NOI increase of 2.0%.

Revenues for the 430 stabilized stores wholly owned by the Company since December 31, 2015 increased 1.3% from those of the fourth quarter of 2016, the result of a 70 basis point increase in average occupancy and increases in tenant insurance administrative fees.

Same store operating expenses increased 3.2% for the fourth quarter of 2017 compared to the prior year period. Higher property taxes and payroll and benefits were offset by lower maintenance expenses. Consequently, same store NOI this period increased 0.4% over the fourth quarter of 2016.

General and administrative expenses were essentially flat with those in the 4th quarter of 2016, primarily due to reduced legal and other expenses, offset by officer retirement costs.

During the fourth quarter of 2017, the Company experienced same store revenue growth in 21 of its major markets in the same store pool. Overall, the markets with the strongest revenue impact include New England; Buffalo, NY; Beaumont, TX and all Florida markets.

For the full year ended December 31, 2017, revenues at the 430 properties owned since December 31, 2015 increased by 1.7% over those of the full year in 2016. Operating costs increased by 4.1% over those of the prior year, inclusive of a 6.6% increase in property taxes. Net operating income increased by 0.6% in 2017 over 2016.

PROPERTIES:

During the quarter, the Company acquired a previously announced certificate of occupancy property in Charlotte, NC for $12.5 million. The facility is approximately 70,000 sq. ft. and is located in a market where the Company already has a presence.

The Company disposed of one 86,000 sq. ft. store in Salt Lake City, UT for $9.4 million. The Company has no other facilities in Utah.

Also during the quarter, one of the Company’s joint venture partners constructed a 61,000 sq. ft. facility in Queens, NY in which the company is 5% owner.

Since January 1, 2017, the Company has added a total of 29 high-quality assets with an aggregate cost of $549.9 million to its portfolio through joint ventures.

The Company now manages a total of 140 properties through its joint venture and third party management agreements. It has an additional 15 development properties under contract to manage commencing in 2018.

At December 31, 2017, the Company had no active purchase agreements.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at December 31, 2017:

  Debt to Enterprise Value (at $89.07/share) 29.5%
  Debt to Book Cost of Storage Facilities 40.3%
  Debt to Recurring Annualized EBITDA 5.6x
  Debt Service Coverage 4.9x

At December 31, 2017, the Company had approximately $9.2 million of cash on hand, and $395.0 million available on its line of credit.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized.

YEAR 2018 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the first quarter and full year 2018:

Same Store Projected Increases Over 2017
	1Q 2018	FY 2018
Revenue	1.25 – 2.25%	1.00 – 2.00%
Operating Costs (excluding property taxes)	1.00 – 2.00%	1.00 – 2.00%
Property Taxes	5.50 – 6.50%	5.50 – 6.50%
Total Operating Expenses	2.50 – 3.50%	2.50 – 3.50%
Net Operating Income	1.00 – 2.00%	0.75 – 1.75%

The Company’s 2018 same store pool consists of the 535 stabilized stores owned since December 31, 2016, which includes the stabilized legacy LifeStorage locations. The stores purchased in 2015 and 2016 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives. Accordingly, three certificate of occupancy facilities constructed in 2014 that have achieved stabilized occupancy and rates will be added to the 2018 same store pool.

The Company plans to complete $40 – $50 million of expansions in 2018. It also has budgeted $20 - $25 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has not included any acquisition activity for 2018. Should any acquisitions or joint venture investments occur, they are expected to be funded by free cash flow and draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

In 2018, the Company anticipates entering into additional joint ventures, or adding to its existing agreements, contributing up to $50 million.

At the conclusion of 2017, the Company operated 25 self storage facilities that it acquired between 2014 - 2017 upon issuance of certificate of occupancy or in the early stages of lease-up. These properties are expected to contribute above average revenue growth in 2018.

Annual general and administrative expenses are expected to be approximately $44.0 – $45.0 million.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2018 to be approximately $5.33 to $5.43 per share, and between $1.24 and $1.28 per share for the first quarter of 2018.

Reconciliation of Guidance	1Q 2018 Range or Value	FY 2018 Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.69 - $ 0.73	$ 3.09 - $ 3.19
Plus: real estate depreciation and amortization	0.55 - 0.55	2.24 - 2.24
FFO per share	$ 1.24 - $ 1.28	$ 5.33 - $ 5.43

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 22, 2018. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 23869.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 700 storage facilities in 28 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 375,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2017	2016
Assets
Investment in storage facilities:
Land	$786,628	$786,764
Building, equipment and construction in progress	3,534,782	3,456,544
	4,321,410	4,243,308
Less: accumulated depreciation	(624,314)	(535,704)
Investment in storage facilities, net	3,697,096	3,707,604
Cash and cash equivalents	9,167	23,685
Accounts receivable	7,331	5,469
Receivable from joint ventures	1,397	1,223
Investment in joint ventures	133,458	67,300
Prepaid expenses	6,757	6,649
Intangible asset - in-place customer leases (net of accumulated
amortization of $75,241 in 2017 and $50,782 in 2016)	-	24,830
Trade name	16,500	16,500
Fair value of interest rate swap agreements	205	-
Other assets	4,863	4,724
Total Assets	$3,876,774	$3,857,984

Liabilities
Line of credit	$105,000	$253,000
Term notes, net	1,609,089	1,387,525
Accounts payable and accrued liabilities	92,941	75,132
Deferred revenue	9,374	9,700
Fair value of interest rate swap agreements	-	13,015
Mortgages payable	12,674	13,027
Total Liabilities	1,829,078	1,751,399

Noncontrolling redeemable Operating Partnership Units at redemption value	19,373	18,091

Equity
Common stock	466	464
Additional paid-in capital	2,363,171	2,348,567
Accumulated deficit	(327,727)	(239,062)
Accumulated other comprehensive loss	(7,587)	(21,475)
Total Shareholders' Equity	2,028,323	2,088,494
Total Liabilities and Shareholders' Equity	$3,876,774	$3,857,984

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	October 1, 2017	October 1, 2016	January 1, 2017	January 1, 2016
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Revenues
Rental income	$122,020	$119,465	$485,303	$428,121
Other operating income	8,670	7,611	34,580	28,392
Management and acquisition fee income	2,388	1,602	9,867	6,095
Total operating revenues	133,078	128,678	529,750	462,608

Expenses
Property operations and maintenance	30,616	28,992	122,794	103,388
Real estate taxes	14,232	13,206	57,663	47,876
General and administrative	11,722	11,617	50,031	43,103
Write-off of property deposits	-	1,783	-	1,783
Acquisition related costs	-	244	-	29,542
Operating leases of storage facilities	141	-	424	-
Depreciation and amortization	25,551	27,628	102,655	87,200
Amortization of in-place customer leases	39	13,371	24,830	29,881
Total operating expenses	82,301	96,841	358,397	342,773

Income from operations	50,777	31,837	171,353	119,835

Other income (expense)
Interest expense (A)	(27,146)	(15,151)	(74,362)	(47,175)
Interest expense - acquisition bridge loan commitment fee	-	-	-	(7,329)
Interest income	2	11	7	67
(Loss) gain on sale of storage facilities	(3,503)	-	(3,503)	15,270
Gain on land taking	-	623	-	623
Equity in income of joint ventures	1,055	870	3,314	3,665

Net income	21,185	18,190	96,809	84,956
Noncontrolling interests in the Operating Partnership	(101)	(81)	(444)	(398)
Noncontrolling interests in consolidated subsidiaries	-	58	-	667
Net income attributable to common shareholders	$21,084	$18,167	$96,365	$85,225

Earnings per common share attributable to common shareholders - basic	$0.45	$0.39	$2.08	$1.97

Earnings per common share attributable to common shareholders - diluted	$0.45	$0.39	$2.07	$1.96

Common shares used in basic
earnings per share calculation	46,404,920	46,206,191	46,372,540	43,184,119

Common shares used in diluted
earnings per share calculation	46,541,927	46,385,984	46,489,702	43,407,463

Dividends declared per common share	$1.00	$0.95	$3.95	$3.70

(A) Interest expense for the period ending December 31 consists of the following
Interest expense	$16,039	$14,632	$61,695	$45,440
Interest rate swap termination and unamortized debt issuance costs
associated with debt refinancing	10,555	-	10,555	-
Amortization of debt issuance costs	552	519	2,112	1,735
Total interest expense	$27,146	$15,151	$74,362	$47,175

Life Storage, Inc.
Computation of Funds From Operations (FFO) (2)
(unaudited)
	October 1, 2017	October 1, 2016	January 1, 2017	January 1, 2016
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net income attributable to common shareholders	$21,084	$18,167	$96,365	$85,225
Noncontrolling interests in the Operating Partnership	101	81	444	398
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	25,079	40,618	125,580	115,531
Depreciation and amortization from unconsolidated joint ventures	1,313	703	4,296	2,595
Loss (gain) on sale of storage facilities	3,503	-	3,503	(15,270)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(243)	(264)	(1,045)	(857)
Funds from operations available to common shareholders	50,837	59,305	229,143	187,622
FFO per share - diluted	$1.09	$1.28	$4.93	$4.32

Adjustments to FFO
Interest rate swap termination and unamortized debt issuance costs
associated with debt refinancing	10,555	-	10,555	-
Costs related to officer's retirement	941	-	941	-
Uninsured damages and lawsuit settlement	-	-	7,790	-
Acquisition fee income	-	-	(1,358)	-
Acquisition costs expensed	-	244	-	29,542
Interest expense - acquisition bridge loan commitment fee	-	-	-	7,329
Gain on land taking	-	(623)	-	(623)
Write-off of property deposits	-	1,783	-	1,783
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(55)	(6)	(82)	(172)
Adjusted funds from operations available to common shareholders	62,278	60,703	246,989	225,481
Adjusted FFO per share - diluted	$1.34	$1.31	$5.31	$5.19

Common shares - diluted	46,541,927	46,385,984	46,489,702	43,407,463

Life Storage, Inc.
Quarterly Same Store Data (3) * 430 mature stores owned since 12/31/15
(unaudited)
	October 1, 2017	October 1, 2016
	to	to		Percentage
(dollars in thousands)	December 31, 2017	December 31, 2016	Change	Change

Revenues:
Rental income	$89,618	$88,518	$1,100	1.2%
Tenant insurance administrative fees	3,571	3,357	214	6.4%
Other operating income	1,246	1,366	(120)	-8.8%
Total operating revenues	94,435	93,241	1,194	1.3%

Expenses:
Payroll and benefits	8,338	7,900	438	5.5%
Real estate taxes	10,018	9,277	741	8.0%
Utilities	2,783	2,708	75	2.8%
Repairs and maintenance	3,706	4,106	(400)	-9.7%
Office and other operating expense	3,044	3,022	22	0.7%
Insurance	1,105	1,045	60	5.7%
Advertising	273	276	(3)	-1.1%
Internet marketing	1,705	1,677	28	1.7%
Total operating expenses	30,972	30,011	961	3.2%

Net operating income (1)	$63,463	$63,230	$233	0.4%

QTD Same store move ins	35,884	37,656	(1,772)

QTD Same store move outs	39,395	41,351	(1,956)

Other Comparable Quarterly Same Store Data *
(unaudited)
	October 1, 2017	October 1, 2016
	to	to		Percentage
	December 31, 2017	December 31, 2016	Change	Change
Stores owned since 12/31/14 (412 stores)
Revenues	$90,353	$89,197	$1,156	1.3%
Expenses	29,304	28,641	663	2.3%
Net operating income	$61,049	$60,556	$493	0.8%

Stores owned since 12/31/13 (384 stores)
Revenues	$82,433	$81,526	$907	1.1%
Expenses	26,400	26,030	370	1.4%
Net operating income	$56,033	$55,496	$537	1.0%

* See exhibit A for supplemental quarterly same store data.

Life Storage, Inc.
Year to Date Same Store Data (3) * 430 mature stores owned since 12/31/15
(unaudited)
	January 1, 2017	January 1, 2016
	to	to		Percentage
(dollars in thousands)	December 31, 2017	December 31, 2016	Change	Change

Revenues:
Rental income	$357,428	$351,818	$5,610	1.6%
Tenant insurance administrative fees	14,116	13,285	831	6.3%
Other operating income	5,947	6,076	(129)	-2.1%
Total operating revenues	377,491	371,179	6,312	1.7%

Expenses:
Payroll and benefits	32,112	30,857	1,255	4.1%
Real estate taxes	40,459	37,960	2,499	6.6%
Utilities	11,686	11,710	(24)	-0.2%
Repairs and maintenance	13,613	14,236	(623)	-4.4%
Office and other operating expense	12,140	12,113	27	0.2%
Insurance	4,380	4,257	123	2.9%
Advertising & yellow pages	1,070	1,146	(76)	-6.6%
Internet marketing	8,250	6,609	1,641	24.8%
Total operating expenses	123,710	118,888	4,822	4.1%

Net operating income (1)	$253,781	$252,291	$1,490	0.6%

YTD Same store move ins	162,980	167,856	(4,876)

YTD Same store move outs	160,007	165,193	(5,186)
Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2017	2016	2017	2016

Weighted average quarterly occupancy	91.6%	90.9%	90.7%	89.2%

Occupancy at December 31	91.0%	90.4%	90.1%	88.5%

Rent per occupied square foot	$13.31	$13.35	$13.55	$13.63

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the twelve months ended December 31, 2017:

Beginning balance	$ 4,243,308
Property acquisitions	22,638
Improvements and equipment additions:
Expansions	35,600
Roofing, paving, and equipment:
Stabilized stores	38,237
Recently acquired stores	10,372
Additions to consolidated subsidiary	123
Change in construction in progress (Total CIP $14.4 million)	(141)
Dispositions and Impairments	(28,727)
Storage facilities at cost at period end	$ 4,321,410

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Management and administrative salaries and benefits	6,187	6,407	25,193	24,631
Training	340	367	1,073	1,237
Call center	703	707	2,842	2,424
Life Storage Solutions costs	68	45	636	398
Income taxes	(662)	(445)	967	413
Legal, accounting and professional	1,281	1,530	4,546	4,510
Costs related to officer's retirement	941	-	941	865
Loss related to legal settlement - net of tax	987	-	6,027	-
Name change	-	789	805	-
Other administrative expenses (5)	1,877	2,217	7,001	8,625
	$ 11,722	$ 11,617	$ 50,031	$ 43,103

Net rentable square feet	December 31, 2017
Wholly owned properties	39,753,159
Joint venture properties	7,408,399
Third party managed properties	2,449,505
	49,611,063

	December 31, 2017	December 31, 2016

Common shares outstanding	46,552,222	46,454,606
Operating Partnership Units outstanding	217,481	217,481
(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Investor Relations:
Life Storage, Inc.
Diane Piegza, 716-633-1850
dpiegza@lifestorage.com